Exhibit 99.1

            PAYLESS SHOESOURCE REPORTS JULY SAME-STORE SALES RESULTS

    TOPEKA, Kan., Aug. 4 /PRNewswire-FirstCall/ -- Payless ShoeSource, Inc. (NYSE: PSS) today reported that same-store sales decreased 2.4 percent during the July reporting period, the four weeks ended July 30, 2005. All data in this press release relate to continuing operations.

    Company sales totaled $177.9 million, a 3.5 percent decrease from $184.4 million during fiscal July of last year.

    Sales were as follows (unaudited):

            JULY SALES* (DOLLARS IN MILLIONS)

                              Percent        Same-Store Sales***
Fiscal           Fiscal       Increase/      Percent
2005**           2004**       (Decrease)     Increase/(Decrease)
----------     ---------   -------------     ---------------------
$ 177.9          $ 184.4      (3.5)%            (2.4)%

                    2nd QUARTER SALES* (DOLLARS IN MILLIONS)

                              Percent          Same-Store Sales***
Fiscal           Fiscal       Increase/        Percent
2005**           2004**       (Decrease)       Increase/(Decrease)
----------     ---------   -------------       ---------------------
$ 693.9          $ 695.6       (0.2)%              1.5%

                    YEAR-TO-DATE SALES* (DOLLARS IN BILLIONS)

                              Percent        Same-Store Sales***
Fiscal           Fiscal       Increase/      Percent
2005**           2004**       (Decrease)     Increase/(Decrease)
----------     ---------   -------------     ---------------------
$  1.39          $ 1.39          0.1%              2.1%

    * Sales from continuing operations.

    ** The fiscal year for operations in the company's Latin American region and Japan is based on a December 31 year-end. Operations in the company's Latin American region (178 stores) and Japan are included in total company results on a one-month lag relative to results from other regions.

    *** Same-store sales represent sales of those stores in the United States, Canada, Puerto Rico, Guam and Saipan that were open during both periods. Same-store-sales exclude stores in the company's Latin American region.

    The company's July sales performance was disappointing, reflecting softer than expected early back-to-school sales. Also, in the second quarter, the company expects to incur approximately $8 million of charges, pre-tax, associated with the management transition, including previously-disclosed charges of approximately $7 million related to the former Chief Executive Officer's employment agreement.

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    Matthew E. Rubel, Chief Executive Officer and President, said, "We do not believe that July results are indicative of our longer term opportunities. In the two weeks since joining Payless, I have become even more confident that we can build on our unique and powerful platform as the largest specialty family footwear retailer in the Western hemisphere, by leveraging our outstanding strengths in sourcing and distribution. We remain committed to our goal of achieving low single-digit positive same-store sales growth through more consistent execution of our merchandise authority strategy.

    "We will focus on building stronger emotional connections with the consumer through enticing product, powerful brand communications and compelling point of sale."

    Payless ShoeSource, Inc. is the largest specialty family footwear retailer in the Western Hemisphere. As of the end of July 2005, the Company operated a total of 4,625 stores offering quality family footwear and accessories at affordable prices. In addition, customers can buy shoes over the Internet through Payless.com(R), at http://www.payless.com .

    This release contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 and the Form 10-Q for the period ending April 30, 2005, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward- looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    For additional information regarding July 2005 sales performance, please call the Payless ShoeSource Investor Relations phone line at 1-800-626-3204. Select submenu 1, option 2. Or, visit our Investor Relations website at http://www.paylessinfo.com .

SOURCE  Payless ShoeSource, Inc.
    -0-                             08/04/2005
    /CONTACT: Timothy J. Reid of Payless ShoeSource, +1-785-295-6695/ /Company News On-Call: http://www.prnewswire.com/comp/136152.html/ /Web site: http://www.paylessinfo.com /